Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT ("Agreement"), dated to be effective this 8th day of April, 2009, is by and between Sterling Oil & Gas Company ("Seller"), and J.M. Huber Corporation ("Buyer"). Seller and Buyer are sometimes referred to individually as a "Party" or collectively as the "Parties."

RECITALS

A.           Seller owns and desires to sell certain oil and gas leasehold interests located in Sheridan County, Wyoming, as more fully described in Section 1.0 below.

B.           Buyer desires to purchase such leases upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

AGREEMENT

1.           Purchase and Sale. Seller agrees to convey to Buyer, and Buyer agrees to purchase and receive from Seller, all of Seller's right, title and interest in and to the following (all of which may be collectively referred to as the "Assets"):

(a)           The oil and gas leases (the "Leases") identified on Exhibit "A" insofar as the Leases cover those lands (the "Lands") described on such Exhibit, whether or not the Leases and Lands are correctly described. The term "Leases" shall include, without limitation, working interests, operating rights, record title interests, overriding royalty interests, reversionary interests and other interests or benefits or credits, if any, in and to the Lands and the Leases or attributable to production therefrom and any other interests in the Leases and the Lands.

(b)           All agreements and contracts (the "Contracts") relating to the Leases or oil and gas operations of any kind on the Lands, including, without limitation, all surface use agreements, operating agreements, water disposal agreements, easements and rights-of-way agreements, gas gathering agreements, transportation or shipping agreements, and gas purchase and sale agreements. Without limiting the foregoing, the term "Contract" includes every contract or agreement to which Buyer shall become bound or otherwise assume any obligations thereunder upon Closing (as that term is defined below). All Contracts are listed on Exhibit "B."

(c)           All permits and other regulatory approvals relating to wells planned, but not drilled, on the Lands (the "Permits"); and

(d)           The files, records, and data of Seller relating to the Leases and Lands described in subsections (a), (b) and (c) above (the "Records"), including without limitation, all Lease records, title records (including abstracts of title, title opinions and memoranda and title curative records related to the Leases) contract files, and engineering files and geological files and maps, but excluding any documents covered by the attorney-client privilege or any documents or data subject to restrictions on disclosure or transfer.

2.           Cash Consideration. The purchase price ("Purchase Price") to be paid by Buyer for the Assets shall be $183,000 (USD).

3.           Effective Time and Closing Date. The purchase and sale of the Assets shall be effective as of 12:01 a.m. on April 8, 2009 (the "Effective Time"). The Closing shall occur on April 8, 2009 at 10:00 a.m. at the Sheridan, Wyoming offices of Lonabaugh and Riggs LLP.

4.           Closing. At the Closing, the following events shall occur, each being a condition precedent to the others, and each being deemed to have occurred simultaneously with the others:

(a)           Seller will execute and deliver to Buyer an Assignment, Bill of Sale and Conveyance for all of Seller's right, title, and interest in and to the Assets, such instrument to be in the form attached hereto as Exhibit "C" conveying the Assets with a special warranty of title by, through and under Seller, but not otherwise, and such other assignments necessary to transfer the Leases to Buyer, including without limitation any conveyances on official forms and related documentation necessary to transfer the Leases to the Buyer in accordance with governmental regulations.

(b)           Seller shall execute and deliver all documents necessary, including necessary official forms required by regulatory agencies, to transfer the Permits..

(c)           Buyer shall pay Seller the Purchase Price by wire transfer.

5.           Seller's Representations and Warranties. Seller makes, severally and not jointly, the following representations and warranties as of Closing:

(a)           Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of Wyoming and is qualified to carry on its business in Wyoming.

(b)           Power. Seller has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Seller's governing documents, or any material provision of any agreement or instrument to which Seller is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

(c)           Authorization and Enforceability. This Agreement constitutes Seller's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(d)           Liability for Brokers' Fees. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(e)           Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement.

(f)           Encumbrances. As of the Closing, the Assets will be free and clear of all mortgages, liens, security interests, pledges or encumbrances.

(g)           Standing of Leases. All Leases are in full force and effect, and Seller has timely paid all bonus, annual or delay rentals, minimum royalties or other Lease payments necessary to perpetuate the Lease, and all necessary consents, permissions, preferential rights, novations and approvals by third parties in connection with the sale and transfer of the Leases have been obtained or waived, with the exception of any approvals required by any governmental authorities customarily approved after Closing.

(h)           The Contracts. Exhibit "B" is a true and complete list of all Contracts. From and after Closing there will be no other contracts or agreements relating to the Assets or in any manner to oil and gas operations on the Lands. All necessary consents, and third-party approvals necessary to assign the Contracts to Buyer have been obtained or waived.

(i)           Tax Partnerships. No portions of the Leases are currently owned by any entity or group that (a) is deemed to be a partnership within the meaning of Section 761 of the Internal Revenue Code of 1986 (the "Code") and (b) is not excluded from the application of Subchapter K of Chapter I of Title A of the Code by reason of the election described in Code Section 761(a).

(j)           The Permits. The Permits have been obtained in accordance with all applicable laws, rules, regulations and orders.

(k)           Unrecorded Interests. There are no unrecorded interests in any Lease that have been granted, reserved, or otherwise created by Seller or any of its predecessors in interest.

(l)           Taxes. All taxes and assessments pertaining to the Assets based on or measured by the ownership of property for all tax periods or the partial tax periods prior to the Effective Time have been properly paid. After Closing Buyer shall not become liable for any taxes that accrued (but need not have been assessed) prior to the Effective Time.

(m)           Bankruptcy. There are no bankruptcy, reorganizations or similar arrangements, pending, being contemplated by, or threatened against Seller.

(n)           Environmental Matters. Seller has no knowledge of any environmental conditions or matters that would prevent Buyer from conducting oil and gas operations on the Lands or would, upon Closing, place Buyer in non-compliance with any environmental law. There have been no releases of hazardous materials on, from, or in the Lands. Seller has conducted its operations on the Lands with all permits required under any applicable environmental laws, rules, regulations, orders and decrees and no governmental agency, person or entity has commenced any action or proceeding of any kind related to Seller's operations on the Lands.

6.           Buyer's Representations and Warranties. Buyer makes the following representations and warranties as of the Closing:

(a)           Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of New Jersey and is duly qualified to carry on its business in Wyoming.

(b)           Power. Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Buyer's governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(c)           Authorization and Enforceability. This Agreement constitutes Buyer's legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

(d)           Liability for Brokers' Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(e)           Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or threatened against it before any governmental authority that impedes or is likely to impede its ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by it under this Agreement.

(f)           Due Diligence. Buyer has conducted such due diligence as it deems necessary, and the Purchase Price reflects the results of Buyer's due diligence.

7.           Post-Closing Obligations.

(a)           Further Assurances. From time to time after Closing the Parties shall execute, acknowledge and deliver to the others as appropriate such further instruments and take such other action as may be reasonably requested in order to more effectively assure Buyer the full benefits of the Assets and otherwise fulfill the purposes of this Agreement.

(b)           Apportionment of Revenues. Obligations, Liabilities. Expenses and Taxes. All revenues, obligations, liabilities and expenses associated with the Assets shall be apportioned as of the Effective Time between Seller and Buyer, with Seller retaining all pre-Effective Time revenues (if any) and expenses and liabilities, and Buyer receiving or assuming all post-Effective Time revenues, expenses and liabilities. All ad valorem, production, severance, conservation, excise and similar taxes pertaining to the Assets based on or measured by the ownership of the Assets attributable to the pre-Effective Time period shall be the responsibility of Seller, regardless of when such taxes are actually assessed. Buyer shall be responsible for all such taxes accruing after the Effective Time.

(c)           Environmental Liability Apportionment. Without limiting Section 7(b) above, Sellers shall retain as to the Assets all environmental liabilities that arose prior to the Effective Time, and Buyer shall be responsible for environmental liabilities as to the Assets arising from and after the Effective Time.

(d)           Non-Competition. During the three (3) year period from and after the Effective Time, Seller shall not acquire, directly or indirectly, any interest in any oil and gas leases or acquire fee mineral interests in any lands located in the following Sheridan County, Wyoming townships:

Township 55 North, Range 77 West
Township 55 North, Range 76 West
Township 56 North, Range 77 West

(e)           Records. Within three (3) business days after the Closing, Seller shall deliver its Records to Buyer's Sheridan office.

8.           Miscellaneous.

(a)           Survival of Representations and Warranties. The representations and warranties of each Party contained in this Agreement shall survive Closing for a period of three (3) years.

(b)           Expenses. All fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transaction contemplated in this Agreement shall be paid by the Party incurring the same.

(c)           Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provision, in whole or in part, be held invalid as a matter of law, such holding shall not effect and the other provisions of this Agreement, and such provisions that are not invalid shall not be given effect without the invalid provision.

(d)           Titles for Convenience Only. The headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

(e)           Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and to their respective successors and assigns.

(f)           Governing Law. This Agreement shall be governed by, construed, interpreted, and applied in accordance with the laws of Wyoming, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

(g)           Notices. All notices under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if mailed, three (3) business days after mailing, certified mail, return receipt requested, or (iii) if sent by overnight courier, one (I) day after sending.

If to Seller:

Sterling Oil & Gas Company
Attention: Tim Barritt, President
121 Marino Road
P.O. Box 500
Upton, Wyoming 82730
Facsimile: 307-468-9359

and to

Dan B. Riggs
Lonabaugh and Riggs, LLP
P.O. Drawer 5059
50 E. Loucks Street, Suite 100
Sheridan, Wyoming 82801
Facsimile: 307-672-2230

If to Buyer:

Attention: James G. Frew, Vice President
11451 Katy Freeway, Suite 400
Houston, Texas 77079
Facsimile: 713-871-4422

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

(h)           Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

(i)           Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

(j)           No Third Party Beneficiaries. This Agreement is intended only to benefit the Parties and their respective successors and assigns.

(k)           Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution may be evidenced by fax or pdf signatures with original signature pages to follow in due course.

STERLING OIL & GAS COMPANY		J.M. I-IUBER CORPORATION

By:	TIM BARRITT	By:	RALPH W. SCHOFIELD
	Tim Barritt, President		Ralph W. Schofield, President - Energy

LIST OF EXHIBITS
(to Purchase and Sale Agreement between Sterling Oil & Gas Company (Seller)
and J.M. Huber Corporation (Buyer))

Exhibit A	Lease Schedule
Exhibit B	List of Contracts
Exhibit C	Assignment form

Exhibit"A" attached to and made a part of that certain Purchase and Sale Agreement and Assignment, Bill of Sale and Conveyance dated effective as of April 8, 2009 between Sterling Oil & Gas Company and J. M. Huber Corporation
Lease Date	Book/Page	Lessor	Lessee	Legal Description
2/2/2007		State of Wyoming 07-00055	33 all & Minerals. LLC	Township 55 North. Range 77 West. 6th P.M.
Tract 47 (f/k/a Section II: NESW)
Tract 49 (f/k/a Section 11: SWSW)
Tract 50 (f/k/a Section 50[sic): SESE (actually Section 10)
Tracts 53 A-D (formerly part of Section 15)
2/2/2007		State of Wyoming 07-00054	33 Oil & Minerals. LLC	Township 55 North. Range 77 West. 6th P.M.
Resurvey Tracts 46 A-D (f/k/a Section II: W2NE~ E2NW)
7/1/2006	477/449	Westway Ranches, LLC	33 Oil & Minerals, LLC	Township 55 and 56 North. Range 77 West. 6th P.M.
Resurvey Tracts 37, 39A, 39B, 39C, 390,40
Township 55 North. Range 77 West. 6th P.M.
Resurvey Tract 48
Township 55 North. Range 77 West. 6th P.M.
Section 15: Lots I, 2. 3, 5. 6,8
Township 56 North. Range 77 West. 6th P.M.
Resurvey Tract 95, Resurvey Tract 96, that part of Resurvey Tract 86 described by metes and bounds therein
11/17/2006	481/534	Patricia Joyce Applegate, life	33 Oil & Minerals. LLC	Township 55 North. Range 77 West. 6th P.M.
		tenant. and Patricia Joyce		Section 15: Lots 1. 2. 3. 5. 6. 8
		Applegate. Trustee of the		Township 55 North. Range 77 West. 6th P.M.
		Patricia Joyce Applegate		Resurvey Tract 48 (f/kla Section 10: SENE, NESE; Scction II: SWNW,
		Family Trust		NWSW)
Township 55 and 56 North. Range 77 West, 6th P.M.
Resurvey Tracts 37, 39A, 39B, 39C, 390, 40 (f/kia SESE ofSection 35
56/77, Lot I, SENE, NESE, SENW. E2SW. SWSE. Lots 2.3. SWNE.
NWSE ofSection 2 55/77)
Township 56 North. Range 77 West. 6th P.M.
Resurvey Tract 9S (f/kla Section 35: E2W2). Resurvey Tract 96 (f/kla Section 35: E2NE. N2SE)

Lease Date	Book/Page	Lessor	Lessee	Legal Description
11/20/2006	481/482	Alexander Kendrick Mast, remainderman	33 Oil & Minerals, LLC	Township 55 North, Range 77 West, 6th P.M. Section 15: Lots 1, 2, 3, 5, 6, 8 Township 55 North, Range 77 West, 6th P.M. Resurvey Tract 48 (f/k/a Section 10: SENE, NESE; Section 11: SWNW, NWSW) Township 55 and 56 North, Range 77 West, 6th P.M. Resurvey Tracts 37, 39A, 39B, 39C, 39D, 40 (f/k/a SESE of Section 35 56/77, Lot 1, SENE, NESE, SENW, E2SW, SWSE, Lots 2, 3, SWNE, NWSE of Section 2 55/77) Township 56 North, Range 77 West, 6th P.M. Resurvey Tract 95 (f/k/a Section 35: E2W2), Resurvey Tract 96 (f/k/a Section 35: E2NE, N2SE)
11/20/2006	481/495	Nicholas Hampton Mast, remainderman	33 Oil & Minerals, LLC	Township 55 North, Range 77 West, 6th P.M. Section 15: Lots 1, 2, 3, 5, 6, 8 Township 55 North, Range 77 West, 6th P.M. Resurvey Tract 48 (f/k/a Section 10: SENE, NESE; Section 11: SWNW, NWSW) Township 55 and 56 North, Range 77 West, 6th P.M. Resurvey Tracts 37, 39A, 39B, 39C, 39D, 40 (f/k/a SESE of Section 35 56/77, Lot 1, SENE, NESE, SENW, E2SW, SWSE, Lots 2, 3, SWNE, NWSE of Section 2 55/77) Township 56 North, Range 77 West, 6th P.M. Resurvey Tract 95 (f/k/a Section 35: E2W2), Resurvey Tract 96 (f/k/a Section 35: E2NE, N2SE)

Page 2 of 3

**EXHIBIT "B"**

**List of Contracts:**

1. Surface Use Agreement between Clear Creek Grazing Association as the "Owner" and Sterling Oil & Gas Company as the "Operator" dated November 20, 2007.

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EXHIBIT "C"

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

THIS ASSIGNMENT, BILL OF SALE AND CONVEYANCE (the "Assignment"), dated effective April 8, 2009, 12:01 a.m. (the "Effective Time"), is from Sterling Oil & Gas Company, a Wyoming corporation, whose address is 121 Marino Road, P.O. Box 500, Upton, Wyoming 82730 ("Assignor") to J.M. Huber Corporation, a New Jersey corporation, whose address is 11451 Katy Freeway, Suite 400, Houston TX 77079 ("Assignee").

For $100.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, grants, bargains, and conveys to Assignee all of the following real property located in Sheridan County, Wyoming, (collectively, the "Assets"):

TO HAVE AND TO HOLD the Assets unto Assignee, and its successors and assigns, forever.

A. This Assignment is made and accepted expressly subject to the following terms and conditions:

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B. This Assignment is subject to a Purchase and Sale Agreement dated April 8, 2009, effective April 8, 2009, between Assignee and Assignor (the "PSA"). If there is a conflict between the terms of this Assignment and the PSA, the terms of the PSA shall control and not be deemed to have merged into the terms of this Assignment.

C. THIS ASSIGNMENT IS MADE WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, EXCEPT THAT ASSIGNOR WARRANTS TITLE TO THE ASSETS FROM AND AGAINST ALL PERSONS CLAIMING BY, THROUGH AND UNDER ASSIGNOR, BUT NOT OTHERWISE.

D. To the extent permitted by law, Assignee shall be subrogated to Assignor's rights in and to representations, warranties and covenants given with respect to the Assets. Assignor hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable and permitted by law, the benefit of and the right to enforce the covenants, representations and warranties, if any, which Assignor is entitled to enforce with respect to the Assets, but only to the extent not enforced by Assignor.

E. The references herein to liens, encumbrances, burdens, defects and other matters shall not be deemed to ratify or create any rights in third parties or merge with, modify or limit the rights of Assignee or Assignor, as between themselves, as set forth in the PSA or other documents executed in connection therewith.

F. Unless provided otherwise, all recording references in the Exhibits hereto are to the official real property records of the Sheridan County, Wyoming, Clerk.

G. The parties shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out the purposes and intents of this Assignment.

H. This Assignment binds and inures to the benefit of Assignee and Assignor and their respective successors and assigns.

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EXECUTED on the dates contained in the acknowledgments of this Assignment, to be effective for all purposes as of the Effective Time.

ASSIGNOR:

STERLING OIL & GAS COMPANY

By:________________________________

Tim Barritt

President

ASSIGNEE:

J.M. HUBER CORPORATION

By:________________________________

Ralph W. Schofield

President - Energy

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## Acknowledgments

STATE OF WYOMING )
) ss.
COUNTY OF SHERIDAN )

The foregoing instrument was acknowledged before me this 8th day of April, 2009, by Tim Barritt, as President of Sterling Oil & Gas Company, a Wyoming corporation.

Witness my hand and official seal.

My commission expires: May 28, 2012

CHRISTINA GADDY - NOTARY PUBLIC
County of Sheridan State of Wyoming
My Commission Expires May 28, 2012

Christina Gaddy
Notary Public

STATE OF TEXAS )
) ss.
COUNTY OF HARRIS )

The foregoing instrument was acknowledged before me this _______ day of April, 2009, by Ralph W. Schofield, as President - Energy of J.M. Huber Corporation, a New Jersey corporation.

Witness my hand and official seal.

My commission expires: ____________________

____________________________________
Notary Public

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